Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206355 on Form S-8 of our report dated March 15, 2016, relating to the consolidated financial statements and financial statement schedules of Conifer Holdings, Inc., appearing in this Annual Report on Form 10-K of Conifer Holdings, Inc. for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Detroit, MI
March 15, 2016